As filed with the Securities and Exchange Commission on July 1, 2013
Registration No. 333-179723

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1TO FORM S-3 (No. 333-179723)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LUFKIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Texas	75-0404410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 South Raguet Lufkin, Texas 75902-0849 (936) 634-2211	Victoria Lazar General Counsel and Secretary Lufkin Industries, Inc. 601 S. Raguet Lufkin, Texas 75902-0849 (936) 634-2211
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
R. Jay Tabor
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
214 746 7700

Approximate date of commencement of proposed sale to the public: Not applicable
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-179723) (the “Registration Statement”), filed by Lufkin Industries, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission on February 27, 2012, is filed to deregister all securities that were previously registered thereunder and have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment, and for which the Registration Statement had remained in effect.

On July 1, 2013, pursuant to that certain Agreement and Plan of Merger dated April 5, 2013, by and among the Company, General Electric Company (“GE”) and Red Acquisition, Inc., a wholly owned subsidiary of GE (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of GE.

As a result of the Merger, any offerings pursuant to the Registration Statement have been terminated.  In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of July, 2013.

LUFKIN INDUSTRIES, INC.

By: /s/ Victoria Lazar
Name: Victoria Lazar
Title: General Counsel and Secretary

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.